Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to that certain Asset Purchase Agreement dated as of April 24, 2013 (as amended by this Amendment, the “Purchase Agreement”) is entered into as of June 14, 2013 (the “Effective Date”) by and between Kindred Healthcare Operating, Inc. (the “Seller”), Vibra Healthcare II, LLC (the “Purchaser”), for purposes of Section 8.9, Section 8.10 and Article IX of the Purchase Agreement, Kindred Healthcare, Inc. (the “Parent”) and for purposes of Section 5.5, Section 5.6, Section 6.4 and Section 11.13 of the Purchase Agreement, Vibra Healthcare, LLC (the “Guarantor”).

Background

A. Capitalized terms used in this Amendment which are not otherwise defined shall have the respective meanings given to them in the Purchase Agreement.

B. Pursuant to Section 11.4 of the Purchase Agreement, the Parties desire to amend certain provisions of the Purchase Agreement pursuant to the terms and conditions of this Amendment.

Agreement

In consideration of the foregoing background and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Assigned Contracts. Section 2.1(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows as of the Effective Date:

(c) (i) to the extent assignable, all rights under any Contracts with third parties to which the Seller or any Seller Party is or becomes a party exclusively related to the operation of the Business at the Transferred Facility arising on and after the Effective Time but specifically excluding (A) any National Contracts and any Contracts for Overhead and Shared Services or related to the provision of such services and (B) those Contracts set forth on Schedule 2.1(c)(i) (provided that the Purchaser may, in its reasonable discretion, amend such Schedule to add any Assigned Contracts that are not Material Contracts within fifty-eight (58) days of the Execution Date), and (ii) those Contracts with the Seller or an Affiliate of the Seller listed on Schedule 2.1(c)(ii), including the Provider Agreements listed on such Schedule (collectively, the “Assigned Contracts”);

2. Consent. Pursuant to Section 6.1(b) of the Purchase Agreement, the Purchaser hereby confirms that it consents to the execution of:

a. that certain Medical Director of Pulmonary Services Agreement, by and between Tulsa Specialty Hospital, L.L.C. and The Board of Regents of the University of Oklahoma, on behalf of Victor J. Test, M.D.;

b. that certain On-Call and Pulmonology Services Agreement, by and between Tulsa Specialty Hospital, L.L.C. and The Board of Regents of the University of Oklahoma, and its College of Medicine, Department of Pulmonology; and

c. that certain Easement, by and between Russell E. Holland and Myrtle M. Holland, Trustees under the Trust Agreement with Myrtle M. Holland, dated January 14, 1987, Grantor (even though more than one), the Commonwealth of Virginia, Grantee, and KND Real Estate 28, L.L.C., as an additional Grantor, and Kindred Hospitals East, LLC, as an additional Grantor, with respect to the Richmond, Virginia Facility (with such easement being deemed a Permitted Encumbrance).

3. Disclosure Schedule Amendments.

a. Schedule 4.12 is hereby amended to be renamed Schedule 4.12(a).

b. Schedule 4.12(b), is hereby added to the Disclosure Schedules in the form attached hereto as Exhibit A.

4. Miscellaneous. Except for Section 11.2 and Section 11.4, Article XI of the Purchase Agreement is incorporated herein, mutatis mutandis.

5. Ratification. Except as specifically amended herein, all terms and conditions of the Purchase Agreement shall remain in full force and effect, are hereby ratified and confirmed and shall govern the terms of this Amendment.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Amendment have caused their signatures to be set forth below as of the day and year first above written.

SELLER:

KINDRED HEALTHCARE OPERATING, INC.

By:	/s/ Joseph L. Landenwich
Name: Joseph L. Landenwich
Title: Co-General Counsel & Corporate Secretary

PURCHASER:

VIBRA HEALTHCARE II, LLC

By:	/s/ Clint Fegan
Name: Clint Fegan
Title: Secretary

PARENT:

KINDRED HEALTHCARE, INC.

By:	/s/ Joseph L. Landenwich
Name: Joseph L. Landenwich
Title: Co-General Counsel & Corporate Secretary

GUARANTOR:

VIBRA HEALTHCARE, LLC

By:	/s/ Clint Fegan
Name: Clint Fegan
Title: Secretary

Signature Page to Amendment No. 1 to Asset Purchase Agreement

EXHIBIT A

Schedule 4.12(b)

Employee Pension Benefit Plans and Multiemployer Plans

Multiemployer Plans

•	401K Retirement Plan